UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2026

Park Dental Partners, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-42967	93-2020683
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 County Road C West, Suite 2210

Roseville, Minnesota 55113

(Address of Principal Executive Offices) (Zip Code)

(651) 633-0500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PARK	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.05 Material Cybersecurity Incidents.

As previously reported, on August 28, 2026, Park Dental Partners, Inc. (“Company”) identified unauthorized access to its computer network. The Company promptly initiated its incident response protocols, engaged external cybersecurity experts and forensic specialists and notified law enforcement. The investigation has determined that data was subject to unauthorized acquisition as a result of the incident. The Company has identified impacted patients whose protected health information was involved and is completing notifications pursuant to applicable state and federal law.

The Company is aware of four state court lawsuits related to the August 2026 data breach, the first of which was filed on September 3, 2026: Julienne Wyckoff, on behalf of himself and all others similarly situated v. Park Dental Partners, Inc. (62-CV-26-6341), Second Judicial District, County of Ramsey, State of Minnesota; Thomas Jahnke and Nathaniel Sonia, on behalf of themselves and all others similarly situated v. Park Dental Partners, Inc. (62-CV-26-6381), Second Judicial District, County of Ramsey, State of Minnesota; Norbu Lama, on behalf of himself and all others similarly situated v. Park Dental Partners, Inc. (62-CV-26-6384), Second Judicial District, County of Ramsey, State of Minnesota; and Becky Murphy and Debbie Palm, on behalf of themselves and all others similarly situated v. Park Dental Partners, Inc. (62-CV-26-7111), Second Judicial District, County of Ramsey, State of Minnesota.

Each lawsuit is a putative class action alleging the Company failed to safeguard patients’ protected health information or failed to implement reasonable security measures that resulted in the August 2026 data breach and increased the risk of identity theft. The lawsuits also allege that the Company failed to timely notify affected individuals. Claims include negligence, negligence per se, invasion of privacy, breach of fiduciary duty, unjust enrichment, breach of implied contract, and breach of confidence. The Company intends to vigorously defend its positions in the litigation. On October 7, 2026, the plaintiffs filed a motion to consolidate the four actions and appoint interim lead class counsel. The Company also anticipates regulatory responses. To date, the Company is not aware of any unauthorized use of protected health information or any damages as a result of the incident.

Security is a top priority for Park Dental Partners, Inc. and the Company continues to focus on protecting the privacy of protected health information in its care and mitigating cybersecurity risk, maintaining safeguards designed to protect data, continuously reviewing and enhancing those protections to address evolving threats, and providing ongoing and regular cybersecurity awareness training and testing for all employees. The Company maintains a cybersecurity risk-management program designed to assess, identify, and manage material risks arising from cybersecurity threats, consistent with the standards reported by peer companies in the dental and medical industries, which commonly leverage the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework as a basis for security posture measurement and risk management.

To date, the Company has not identified any material impact on its financial condition or results of operations as a result of this incident, including the current expected legal and advisor cost to address the incident.

To the extent additional information becomes available that could affect the Company’s assessment of the incident and its impact, the Company will update this disclosure in a timely manner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2026		PARK DENTAL PARTNERS, INC.

	By:	/s/ Christopher J. Bernander
	Name:	Christopher J. Bernander
	Title:	Chief Financial Officer